Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 2026 relating to the financial statements of DHI Group, Inc. and the effectiveness of DHI Group, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of DHI Group, Inc. for the year ended December 31, 2025.

/s/Deloitte & Touche LLP

Denver, Colorado

May 26, 2026